UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-184870

FORM S-8 REGISTRATION STATEMENT NO. 333-151724

FORM S-8 REGISTRATION STATEMENT NO. 333-61371

FORM S-8 REGISTRATION STATEMENT NO. 333-61373

FORM S-8 REGISTRATION STATEMENT NO. 333-33621

FORM S-8 REGISTRATION STATEMENT NO. 333-18559

FORM S-8 REGISTRATION STATEMENT NO. 333-18561

FORM S-8 REGISTRATION STATEMENT NO. 333-18573

FORM S-8 REGISTRATION STATEMENT NO. 033-80865

FORM S-8 REGISTRATION STATEMENT NO. 033-80867

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BUCKEYE TECHNOLOGIES INC.

(exact name of Registrant as specified in its charter)

Delaware	62-1518973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1001 Tillman Street Memphis, Tennessee	38112
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan

Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan

Merfin Systems 401(K) Profit Sharing Plan

Restricted Stock Plan

Alpha Cash Option Thrift Plan

1995 Management Stock Option Plan of Buckeye Cellulose Corporation

Buckeye Cellulose Corporation Formula Plan for Non-Employee Directors

1995 Incentive and Nonqualified Stock Option Plan for Management Employees of Buckeye Cellulose Corporation

Buckeye Retirement Plus Savings Plan

Buckeye Retirement Plan

(Full title of the Plan(s))

John B. Crowe

Chairman of the Board of Directors and

Chief Executive Officer

Buckeye Technologies Inc.

P.O. Box 80407

1001 Tillman Street

Memphis, Tennessee 38108-0407

(Name and address of agent for service)

(901) 320-8100

(Telephone number, including area code, of agent for service)

Copies to:

William J. Tuttle

Dechert LLP

1900 K Street, N.W.

Washington, D.C. 20006

(202) 261-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company

DEREGISTRATION OF UNSOLD SECURITIES

Buckeye Technologies Inc. (“Buckeye”) is filing this Post-Effective Amendment No. 1 to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of Buckeye’s common stock, par value $0.01 per share (the “Common Stock”), and any other securities issuable by Buckeye pursuant to the Registration Statements:

•

Registration Statement on Form S-8, File No. 333-184870, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 9, 2012, pertaining to the registration of 2,000,000 shares of Common Stock for issuance under the Amended and Restated Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan;

•

Registration Statement on Form S-8, File No. 333-151724, filed with the SEC on June 18, 2008, pertaining to the registration of 3,500,000 shares of Common Stock for issuance under the Buckeye Technologies Inc. 2007 Omnibus Incentive Compensation Plan;

•

Registration Statement on Form S-8, File No. 333-33621, filed with the SEC on August 14, 1997, pertaining to the registration of an indeterminate amount of plan interests related to the Alpha Cash Option Thrift Plan;

•

Registration Statement on Form S-8, File No. 333-61373, filed with the SEC on August 13, 1998, pertaining to the registration of 100,000 shares of Common Stock for issuance under the Restricted Stock Plan;

•

Registration Statement on Form S-8, File No. 333-61371, filed with the SEC on August 13, 1998, pertaining to the registration of an indeterminate amount of plan interests related to the Merfin Systems 401(K) Profit Sharing Plan;

•

Registration Statement on Form S-8, File No. 333-18573, filed with the SEC on December 23, 1996, pertaining to the registration of 1,650,000 shares of Common Stock for issuance under the 1995 Incentive and Nonqualified Stock Option Plan for Management Employees of Buckeye Cellulose Corporation;

•

Registration Statement on Form S-8, File No. 333-18561, filed with the SEC on December 23, 1996, pertaining to the registration of 200,000 shares of Common Stock for issuance under the Buckeye Cellulose Corporation Formula Plan for Non-Employee Directors;

•

Registration Statement on Form S-8, File No. 333-18559, filed with the SEC on December 23, 1996, pertaining to the registration of 600,000 shares of Common Stock for issuance under the 1995 Management Stock Option Plan of Buckeye Cellulose Corporation;

•

Registration Statement on Form S-8, File No. 033-80865, filed with the SEC on December 22, 1995, pertaining to the registration of an indeterminate amount of plan interests related to Buckeye Retirement Plus Savings Plan; and

•

Registration Statement on Form S-8, File No. 033-80867, filed with the SEC on December 22, 1995, pertaining to the registration of an indeterminate amount of plan interests related to Buckeye Retirement Plan.

On August 23, 2013, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 23, 2013, by and among Buckeye, Georgia-Pacific LLC, a Delaware limited liability company (“Georgia-Pacific”), and GP Cellulose Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Georgia-Pacific (the “Purchaser”), the Purchaser merged with and into Buckeye, with Buckeye surviving the merger as an indirect wholly-owned subsidiary of Georgia-Pacific (the “Merger”).

As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by Buckeye in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offerings, Buckeye hereby removes from registration all shares of Common Stock and any other securities registered under the Registration Statements that remain unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Buckeye certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 23rd day of August, 2013.

BUCKEYE TECHNOLOGIES INC.

By:	/s/ Sheila Jordan Cunningham
Name: Sheila Jordan Cunningham
Title: Senior Vice President, General Counsel and Secretary